Exhibit 99.1

United Refining Company Announces Early Tender Offer Results and Acceptance of its 10.500% First Priority Senior Secured Notes due 2018, Series A and Receipt of Requisite Consents for Proposed Amendments to the Related Indenture

Warren, PA October 20/PRNewswire/— United Refining Company (“URC” or “we”) announced today the early tender results of the previously announced cash tender offer (the “Tender Offer”) for any and all of its $237.25 million aggregate principal amount of outstanding 10.500% First Priority Senior Secured Notes due 2018, Series A (the “Notes”) and solicitation of consents (the “Consent Solicitation”) for proposed amendments to the related indenture (the “Proposed Amendments”).

As of the previously announced early tender payment deadline of 5:00 p.m., New York City time, on October 19, 2015 (the “Early Tender Payment Deadline”), $217,871,000 in aggregate principal amount, or approximately 91.83% of the Notes, has been validly tendered and not withdrawn. URC has accepted for purchase all of the tendered Notes. The Company also received the requisite consents for the Proposed Amendments to eliminate most of the covenants applicable to the Notes, as well as to release all of the collateral securing the Notes.

The terms and conditions of the Tender Offer and Consent Solicitation are described in URC’s Offer to Purchase and Consent Solicitation Statement dated as of October 6, 2015 and related consent and letter of transmittal (collectively, the “Offer to Purchase and Consent Solicitation Statement”).

The Tender Offer will expire at 12:00 midnight, New York City time, on November 2, 2015, unless otherwise extended or earlier terminated (such time and date, as the same may be extended, the “Expiration Time”). Holders of Notes that were validly tendered prior to the Early Tender Payment Deadline and accepted for purchase will receive total consideration of $1,057.50 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes an early tender payment of $30.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the initial settlement date, which is expected to be October 20, 2015. Holders of Notes that validly tender their Notes after the Early Tender Payment Deadline but on or before the Expiration Time will be eligible to receive a tender offer consideration of $1,027.50 per $1,000 principal amount of Notes, which is equal to the total consideration minus an early tender payment of $30.00 per $1,000 principal amount of the Notes. Holders whose Notes are accepted for payment in the Tender Offer will receive accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be November 4, 2015.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer and the Consent Solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement, copies of which will be delivered to holders of the Notes. Persons with questions regarding the Tender Offer and the Consent Solicitation should contact the dealer manager, Eaglehill Advisors LLC, at (212) 405-1200, or the Information Agent, Global Bondholder Services Corporation, at (866) 794-2200 (toll free) or (212) 430-3774 (collect).

United Refining Company is a Pennsylvania corporation that began business operations in 1902.

It is the leading integrated refiner and marketer of petroleum products in western New York and northwestern Pennsylvania. It owns and operates a medium complexity 70,000 barrel per day petroleum refinery in Warren, Pennsylvania where it refines crude oil into a variety of finished products, including various grades of gasoline, ultra low sulfur diesel fuel, kerosene, No. 2 heating oil and asphalt. URC has a long history of service within its market area.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, and beliefs and assumptions made by our management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking statements. URC assumes no obligation to update forward-looking statements contained in this news release as a result of new information or future events or developments.

For further information: Media contacts: John R. Wagner (814) 723-1500.

*	Investment banking and other broker-dealer services are currently offered by associated persons of Eaglehill Advisors LLC (“Eaglehill”) through Burnham Securities Inc., member FINRA/SIPC (“Burnham”). Eaglehill is independent and unaffiliated with Burnham. All such services offered by Eaglehill-associated persons are done so in their capacities as registered representatives of Burnham.